                                 SCHEDULE 14A
===============================================================================
                                               --------------------------------
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                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               GIANT GROUP, LTD.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [LOGO OF GIANT GROUP, LTD.]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 18, 1999

To the Stockholders of
GIANT GROUP, LTD.:

  Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of GIANT GROUP, LTD. (the "Company") will be held at the Four Seasons Hotel, 57 East 57th Street, New York, New York, on May 18, 1999 at 9:30 a.m. (local time), for the following purposes:

  (1) To elect a Board of six directors;

  (2) To approve an amendment to the Company's 1996 Employee Stock Option Plan increasing by 500,000 the number of shares available for grant thereunder;

  (3) To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 1999; and

  (4) To transact such other business as may properly come before the Meeting and any adjournment(s) or postponement(s) thereof.

  A Proxy Statement describing matters to be considered at the Meeting is attached to this Notice. Only stockholders of record at the close of business on March 22, 1999 will be entitled to notice of and to vote at the Meeting.



                    By Order of the Board of Directors

                    /s/ William H. Pennington

                    WILLIAM H. PENNINGTON, Secretary

Los Angeles, California
April 5, 1999
                                 IMPORTANT

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               GIANT GROUP, LTD.
                             9000 SUNSET BOULEVARD
                                  16TH FLOOR
                         LOS ANGELES, CALIFORNIA 90069

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1999

                                    GENERAL

  This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of GIANT GROUP, LTD., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders (the "Meeting") and any adjournment(s) or postponement(s) thereof. The Meeting is to be held on May 18, 1999 at 9:30 a.m. at the Four Seasons Hotel, 57 East 57th Street, New York, New York. The approximate date of the mailing of this Proxy Statement and accompanying proxy card to the Company's stockholders is April 9, 1999.

  In an effort to have as large a representation at the Meeting as possible, proxy solicitation may be made personally or by telephone or telegram by officers or employees of the Company, without added compensation. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to beneficial owners.

                       RECORD DATE AND VOTING SECURITIES

  The close of business on March 22, 1999 (the "Record Date") has been fixed as the Record Date for the determination of the stockholders of the Company entitled to notice of and to vote at the Meeting. As of the Record Date, the Company had outstanding 3,927,148 shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock entitles the record holder thereof to one vote on all matters properly coming before the Meeting.

                               PRINCIPAL HOLDERS

  The following lists the only stockholders who, to the knowledge of management of the Company, based upon filings with the Securities and Exchange Commission (the "SEC"), are the beneficial owners of more than 5% of the Common Stock.

        Name & Address of                                      Amount and Nature of                     Percent of
        Beneficial Owner                                       Beneficial Ownership(1)                  Class(2)
        ----------------                                       ----------------------                   ---------

  Burt Sugarman................................................      2,988,672 shares (3)                  52.2%
  9000 Sunset Boulevard, 16th Floor
  Los Angeles, CA  90069

  Glenn Sands..................................................        721,386 shares (4)                  18.4%
  1407 Broadway, Suite 620
  New York, NY 10018

  Dimensional Fund Advisors, Inc...............................        293,800 shares (5)                   7.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401

  David Gotterer...............................................        225,875 shares (6)                   5.6%
  c/o Mason & Company, LLP
  400 Park Avenue
  New York, New York 10022

---------------

(1) Under the rules of the SEC a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities which that person has the right to acquire beneficial ownership within 60 days as well as any securities owned by such person's spouse, children or other relatives living in the same house. Unless otherwise indicated, the named person has sole voting and investment power with respect to the shares held by them.

(2) Computed on the basis of 3,927,148 shares of Common Stock issued and outstanding as of the Record Date plus stock options of each reporting person currently exercisable or exercisable within 60 days of the Record Date.

(3) Includes 1,799,202 shares underlying presently exercisable stock options. Does not include 109,050 shares owned by Mr. Sugarman's spouse as to which he disclaims beneficial ownership.

(4) Does not include up to 170,300 contingent shares which may be issued based on the level of Periscope pre-tax profits, as defined in the GIANT GROUP, LTD./Periscope Merger Agreement dated December 4, 1998, exceeding $13 million for the year ending December 31, 1999.

(5) As reported in a Schedule 13G dated February 11, 1999, Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor is deemed to have beneficial ownership of 293,800 shares of Common Stock as of December 31, 1998. Dimensional disclaims beneficial ownership of all such shares.

(6) Includes 113,375 shares underlying presently exercisable stock options, but excludes 63,375 shares underlying options held by Mr. Gotterer, as to which he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options.

                            ELECTION OF DIRECTORS

                               [PROPOSAL NO. 1]

Nominees

  At the Meeting, six directors are to be elected to serve until the Annual Meeting of Stockholders in 2000 and until their successors are elected and qualified. The Board of Directors has nominated Burt Sugarman, David Gotterer, Terry Christensen, David Malcolm, Jeffrey Rosenthal and Glenn Sands, who are the current directors of the Company.

  The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election. In the event that a vacancy among the original nominees occurs prior to the Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining nominees.

  The following table sets forth information as of the Record Date about each nominee for director and the ownership of equity securities by all directors and executive officers of the Company as a group:

                                                                                              Shares and
                                                                                              Percent of
                                                                           Director           Common Stock
                                                                 Age        Since               Owned(1)
                                                                 ----      --------           ------------
BURT SUGARMAN..............................................       60         1982            2,988,672 shs.(2)
Mr. Sugarman has been Chairman of the Board of the Company                                         52.2%
since 1983, and President and Chief Executive Officer since
Mr. Sugarman was Chairman of the Board of Rally's
Hamburgers, Inc. (NASDAQ) ("Rally's"), an operator and
franchiser of double drive-through hamburger restaurants in
which the Company has an equity investment, from November
1994 through October 1997, having served as its Chairman of
the Board and Chief Executive Officer from 1990 through
February 1994.  He remains a director of Rally's and is also a Director of Checkers Drive-In Restaurants, Inc. (NASDAQ)
("Checkers").

DAVID GOTTERER.............................................       70         1984              225,875 shs.(3)
Mr. Gotterer has been Vice Chairman of the Company since May                                        5.6%
1986. He has been a senior partner in the accounting firm of
Mason & Company, LLP, New York, New York, for more than the
last five years.  He is a Director of Rally's.

TERRY CHRISTENSEN..........................................       58         1994               75,000 shs.(4)
Christensen has been a partner in the law firm                                                  1.9%
Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro,
LLP, Los Angeles, California, for more than the last five
years.  He is a Director of MGM Grand, Inc. (New York Stock
Exchange), Rally's and Checkers.

DAVID MALCOLM..............................................       46         1996               30,000 shs.(5)
Mr. Malcolm has been Chairman of the Board of Suncoast                                               *
Financial Mortgage Corporation, a mortgage banking and real
estate development company, since 1978, President of West
Coast Restaurant Enterprises, an owner operator of 15
Rally's restaurants, since February 1995, and Vice

DAVID MALCOLM (cont.)
President of Artemis Capital Group, an investment banking firm, since November 1996. Mr. Malcolm also served as Executive Vice President of Grigsby Brandford & Co., Inc., an investment banking firm, from February 1994 to October, 1996. Mr. Malcolm is also a Commissioner on the San Diego
Unified Port District and a Commissioner on the California
Commission on Judicial Performance.


JEFFREY ROSENTHAL...........................................         41         1997        20,000 shs.(6)
Mr. Rosenthal has served as Chairman and Chief Executive                                         *
Officer of TV Fanfare Publications, Inc., an international
advertising company with offices in 40 cities and four
countries, since 1984.


GLENN SANDS.................................................         43         1998        721,386 shs.(7)
Mr. Sands has served as Chairman and Chief Executive Officer                                    18.4%
of the Company's, recently acquired, wholly owned
subsidiary, Periscope Sportswear, Inc., an apparel
manufacturer for more than the last five years and has been
with Periscope for more than the last 20 years.

All Directors and Executive Officers as a group (7 persons)..                             4,070,933 shs.(8)
                                                                                                68.3%

-------------
*  indicates less than 1%

(1) Unless otherwise indicated, the beneficial owner has both sole voting and sole investment powers with respect to his shares. Computed on the basis of 3,927,148 shares of Common Stock outstanding as of the Record Date plus stock options of each reporting person currently exercisable or exercisable within 60 days of the Record Date.
(2) Includes 1,799,202 shares underlying presently exercisable stock options. Does not include 109,050 shares of Common Stock owned by Mr. Sugarman's spouse, as to which shares he disclaims beneficial ownership.
(3) Includes 113,375 shares that Mr. Gotterer may purchase under presently exercisable stock options, but excludes 63,375 shares underlying options held by Mr. Gotterer, as to which shares he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options.
(4)     Includes 70,000 shares underlying presently exercisable stock options.
(5)     Includes 25,000 shares underlying presently exercisable stock options.
(6)     Includes 15,000 shares underlying presently exercisable stock options.
(7) Does not include up to 170,300 contingent shares which may be issued based on the level of Periscope pre-tax profits, as defined in the GIANT GROUP, LTD./Periscope Merger Agreement dated December 4, 1998, exceeding $13 million for the year ending December 31, 1999.
(8) This total includes 2,032,577 shares which such executive officers and directors may acquire upon the exercise of presently exercisable stock options.

Meetings of the Board of Directors and Committees

  During the 1998 fiscal year the Board of Directors of the Company met on five occasions, excluding consents in lieu of meetings. Each of the directors who served as a director in 1998 attended all meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served.

Committees of the Board of Directors

  The Company has an Executive Committee, a Compensation Committee, an Option Committee, an Audit Committee and an Incentive Compensation Committee. The members of each Committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Stockholders and serve until their respective successors are elected and qualified.

  The Executive Committee, consisting of Messrs. Gotterer and Christensen, did not meet formally during 1998, but its members consulted regularly on an informal basis in connection with the functions of this Committee. This Committee was established to act in the place of the Board between Board meetings.

  The Compensation Committee presently consists of Messrs. Gotterer and Christensen. The Compensation Committee did not meet formally during 1998, but did consult regarding the new employment agreement with Burt Sugarman, Chairman and Chief Executive Officer (see Compensation Committee Report).

  The Option Committee presently consists of Messrs. Gotterer and Christensen. The Option Committee did not meet formally during 1998. The Option Committee administers the Company's stock option plans.

  The Audit Committee is responsible for exercising such supervisory control over the internal auditing and accounting procedures, practices and personnel of the Company as the Audit Committee deems necessary or advisable and makes recommendations annually to the Board of Directors concerning the appointment of the Company's independent auditors for the ensuing fiscal year. The members of the Audit Committee are Messrs. Christensen and Malcolm. The Audit Committee met on one occasion during 1998, and its members consulted regularly on an informal basis in connection with functions of this Committee.

  The Incentive Compensation Committee presently consists of Messrs. Malcolm and Rosenthal. The Incentive Compensation Committee did not meet formally during 1998.

  There is no standing nominating committee or other committee performing similar functions.

Compensation of Directors

  Non-employee directors of the Company are compensated at a rate of $10,000 per annum, plus $500 for each meeting of the Board of Directors attended. Non-employee directors also participate in the Company's 1996 Stock Option Plan for Non-Employee Directors (the "Director Plan"). Pursuant to the Director Plan each non-employee director receives 5,000 options on each May 20 or, if a director was not a director on May 20, 1996 (the adoption date of the Director
Plan), on each anniversary of his election to the Board of Directors. In addition, each non-employee director who is appointed to the Executive Committee will receive 5,000 options upon his appointment and 5,000 options on each anniversary thereof. Each option has a five-year term and is immediately exercisable. Prior to 1998 each non-employee director received annual grants of 10,000 options and an additional 10,000 options if such non-employee director was a member of the Executive Committee. The exercise price of each option is the fair market price of the options on the date of grant. Members of the Audit Committee are compensated for their services thereon at the rate of $250 per meeting attended.

                             EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the three years ended December 31, 1998, 1997, and 1996 of those persons who were (i) the Chief Executive Officer and (ii) executive officers of the Company during 1998 and whose cash compensation exceeded $100,000 for services performed by such persons for the Company during 1998 (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                      Annual  Compensation                             Long Term Compensation Awards
                     -----------------------------------------------------      -------------------------------------------
                                                                                               Securities
                                                              Other Annual       Restricted    Underlying        All Other
Name & Principal                       Salary       Bonus     Compensation       Stock         Option/SARS     Compensation
 Position                Year            $            $             $            Award (s)           #              $
----------------     -------------   ----------   --------   -------------       ----------   -------------   -------------

Burt Sugarman            1998        1,000,000       -0-       18,057 (1)           -0-              -0-        27,115 (2)
Chairman of the          1997        1,000,000       -0-       54,747 (1)           -0-              -0-        28,889 (2)
 Board, President        1996        1,000,000       -0-       51,548 (1)           -0-          200,000        25,000 (2)
 and Chief
 Executive Officer

William H.               1998          158,446       -0-          -0-               -0-              -0-           -0-
 Pennington              1997 (3)       27,129       -0-          -0-               -0-           15,000           -0-
Vice President,
 Secretary and
 Chief Financial
 Officer

------------------

(1) Amounts represent the value of use of the Company's airplane, which was sold in April 1998, and automobile.

(2)    Represents amounts paid to Mr. Sugarman by Rally's.

(3)    Mr. Pennington joined the Company in October 1997.

Employment Contracts

  Mr. Sugarman is employed as Chairman of the Board, President and Chief Executive Officer of the Company pursuant to an employment agreement dated December 3, 1998 and expiring on December 31, 2005. The agreement, which was an amendment and restatement of his agreement of February 24, 1997, provides that Mr. Sugarman is to receive an annual base salary of $1,000,000 increased annually by 10% over the prior year to a maximum of $1,600,000, life insurance in the face amount of $5,000,000, and an annual bonus in an amount determined from year to year by the Compensation Committee of the Board of Directors, at its discretion, and certain additional benefits. The employment agreement is terminable prior to the expiration of the term of the Agreement (1) by the Company for cause (as defined therein) and (2) by Mr. Sugarman (a) for cause (as defined therein), (b) at any time for any reason, after January 1, 2000 or (c) if Mr. Sugarman ceases to own or control at least 10% of the Common Stock of the Company. Should the employment agreement be terminated by the Company without cause or by Mr. Sugarman for cause or for other reasons described in the preceding sentence, Mr. Sugarman would be entitled to (1) continuation of all health insurance benefits through the expiration of the term of the agreement, or for 40 months from termination, whichever period is longer and (2) a lump sum payment in an amount equal to the greater of (a) two times the annual base salary, and
(b) the amount which would have been payable throughout the remainder of the term of the agreement or 40 months, whichever is shorter, provided that if the agreement is terminated within one year following a change in ownership of the Company (as defined therein), Mr. Sugarman will receive a lump sum payment equal to 2.99 times the average annual compensation paid to Mr. Sugarman by the Company during the five years prior to such change in ownership. In the event of Mr. Sugarman's death or disability he (or his estate) would be entitled to receive a lump sum payment equal to the greater of (a) two times the annual base salary and (b) the amount which would have been payable throughout the remainder of the term of the agreement and continuation of all health insurance benefits for the remainder of the term. In the event of Mr. Sugarman's death, the Company would also be obligated to continue all health insurance benefits for Mr. Sugarman's immediate family for two years. Upon the expiration of the agreement, the Company is obligated to pay to Mr. Sugarman a lump sum equal to two times the then annual base salary and continue all health insurance benefits for two years. Pursuant to the employment agreement, Mr. Sugarman has agreed during the term of the agreement, not to render services to, or plan for or organize, a business which is materially competitive with or similar to the business of the Company or any of its subsidiaries.

  Mr. Glenn Sands is employed as President and Chief Executive Officer of Periscope Sportswear, Inc., wholly owned subsidiary of the Company, pursuant to an employment agreement dated January 1, 1998 and expiring on December 31, 2002. The agreement provides that Mr. Sands is to receive an annual base salary of $500,000, a performance bonus of $450,000 based upon certain levels of net sales, with the 1999 level at $90 million, an annual nonaccountable $50,000 business expense allowance and certain additional benefits. The employment agreement is terminable prior to the expiration of the term of the Agreement (1) by the Company in the event Mr. Sands is disabled or dies, (2) by the Company for cause (as defined therein) and (3) by Mr. Sands (a) for good reason (as defined therein) and (b) if his compensation is reduced. Should the employment agreement be terminated by the Company without cause or by Mr. Sands for good reason, Mr. Sands would be entitled to a lump sum payment in an amount equal to the amount of the compensation payments that would have been payable throughout the remainder of the term of the agreement.

Option Plans

  The Company has a 1985 Non-Qualified Stock Option Plan (the "1985 Stock Option Plan"). The 1985 Stock Option Plan provides for the grant of options to purchase 3,000,000 shares of Common Stock; provided that, pursuant to the terms of the 1985 Stock Option Plan, no further grants may be made under the plan. As of December 31, 1998, options to purchase 1,750,952 shares were outstanding, and options for 307,500 shares had been exercised.

  The Company has a 1996 Employee Stock Option Plan (the "1996 Stock Option Plan") and the Director Plan. The 1996 Stock Option Plan presently provides for the grant of options to purchase 500,000 shares of Common Stock to officers and key management personnel of the Company. As of December 31, 1998, options to purchase 215,000 shares were outstanding, no options had been exercised and during fiscal 1998 options for 200,000 shares were granted. See Proposal No. 2 regarding an increase in the number of shares of Common Stock underlying the 1996 Stock Option plan. The Director Plan presently provides for the grant of 400,000 shares of Common Stock. As of December 31, 1998, options to purchase 140,000 shares were outstanding and no options had been exercised.

                         FISCAL YEAR END OPTION VALUE

                                                                                                          Value of
                                                                       Number of  Unexercised          Unexercised in
                                                                              Options at            the Money Options at
                                      Shares                             December 31, 1998           December 31, 1998
                                    Acquired On      Value        ------------------------------    --------------------
Name                                 Exercise      Realized       Exercisable      Unexercisable        Exercisable
----                                -----------    --------       -----------      -------------        -----------
Burt Sugarman.................         -0-            -0-          1,799,202             -0-           $3,973,105 (1)

William H. Pennington.........         -0-            -0-              5,000          10,000           $    6,563 (2)

(1) Based upon the closing price of the Common Stock on December 31, 1998 of $9.125 minus the option exercise price of $6.75 per share for 1,599,202 shares and $8.25 per share for 200,000 shares.

(2) Based upon the closing price of the Common Stock on December 31, 1998 of $9.125 minus the option exercise price of $7.8125 per share for 5,000 shares.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           Individual Grants
                           --------------------------------------------------
                                               % of Total
                                             Options/SARs
                                              Granted to          Exercise or                         Grant Date
                           Options/SARs       Employees in         Base Price        Expiration         Present
Name                          Granted         Fiscal Year            $/Sh               Date         Value ($) (1)
----                       ------------      -------------        -----------        ----------      ------------
Burt Sugarman...........     200,000              100%               $8.25            12/3/2005         $579,480

William H. Pennington...         -0-


(1) Options for 200,000 shares at an exercise price of $8.25 and an expiration date of September 19, 2001 were cancelled and simultaneously options for 200,000 shares were granted at an exercise price of $8.25. The proxy rules require that either the potential realizable values at assumed annual stock price appreciation rates or the present value at the grant date be assigned to options. The Company has chosen a present value method known as the "Black-Scholes" Option Pricing Model. The assumptions used to arrive at the value shown were as follows: expected volatility-36%; risk-free rate of return-4.48%; dividend yield-0%; and time of exercise-seven years. The choice of the Black-Scholes valuation method does not reflect any belief by the Company's management that such method, or any other valuation method, can accurately assign a value to an option at the grant date.

Compensation Committee Interlocks and Insider Participation

       During 1998 the Compensation Committee and Option Committee of the Board of Directors consisted of David Gotterer and Terry Christensen. David Gotterer is Vice Chairman of the Company and a Senior Partner in the accounting firm of Mason & Company, LLP, which received $92,150 from the Company for rendering consulting, financial and accounting services to the Company during 1998. Terry Christensen is a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, which represents the Company and Rally's in certain corporate and litigation matters. Both Mr. Gotterer and Mr. Christensen are directors of Rally's.

                         COMPENSATION COMMITTEE REPORT

  In 1998 the Compensation Committee and Option Committee of the Board of Directors consisted of Terry Christensen and David Gotterer. The Compensation Committee is responsible for developing and making recommendations to the Company with respect to executive officer compensation policies, addressing such matters as salaries, bonuses, incentive plans, benefits and overall compensation. The Compensation Committee also determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Compensation Committee, however, does not administer the Company's 1997 Incentive Compensation Plan for Executive Officers (the "Incentive Plan"). The Incentive Plan is administered by the Incentive Compensation Committee. No amounts were earned under the Incentive Plan in 1998.

  The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of compensation that allows the Company to attract and retain competent executives. The Compensation Committee further believes that the Company's compensation programs should provide personnel with a financial interest in the Company similar to the interests of the Company's stockholders and that there should be a correlation between the performance of the Company and individual performance and compensation. During 1998 the Compensation Committee did not award any bonuses to either of the Named Executives.

  Mr. Sugarman, the Chief Executive Officer of the Company is eligible to participate in the same compensation plans available to the Company's other executives. In 1998 Mr. Sugarman received base compensation of $1,000,000 pursuant to the terms of his employment agreement. The Compensation Committee did not award Mr. Sugarman a discretionary bonus for 1998. On December 3, 1998, the Company amended and restated Mr. Sugarman's employment agreement to, among other things, extend the term of the agreement, increase his salary in future years, grant him life insurance in the amount of $5,000,000 and provide him certain other benefits. The members of the Compensation Committee approved the amendment in order to ensure that Mr. Sugarman's services would be available to the Company as the Company continues to pursue equity investment opportunities.

                                 DAVID GOTTERER
                               TERRY CHRISTENSEN

Performance Graph

    The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on the Common Stock for the five years ended December 31, 1998, based upon the market price of the Common Stock as reported on the New York Stock Exchange with the cumulative total return (and assuming reinvestment of dividends), with (i) the NYSE Stock Index,(ii) an index of a group of companies in the fast food industry selected by the Company, consisting of CKE Restaurants, Inc., Flagstar Companies, Inc.(1993-1996), Krystal Company (1993-1996), Checkers, Foodmaker, Inc., and Sonic Corporation and (iii) an index of a group of companies in the apparel industry selected by the Company, consisting of Kellwood, Tropical Sportswear, Happy Kids and Supreme International. Flagstar Companies, Inc. is excluded from 1997 and 1998 because it is no longer publicly traded and Krystal Company is excluded from 1997 and 1998 because it was acquired by Port Royal Holdings in 1997 which is not publicly traded. The Company, through its equity investment in Rally's, was involved in the fast food industry through 1998. In December 1998 the Company acquired Periscope Sportswear, Inc., an apparel company.

    COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG GIANT GROUP, LTD.
                    NYSE STOCK MARKET AND PEER GROUP INDEXES
                          TOTAL RETURN TO SHAREHOLDERS


                         1993     1994     1995      1996      1997      1998
                        ------   ------   ------    ------    ------    ------

 GIANT GROUP LTD.       100.00    62.79    84.88     77.91     65.12     84.88
 Peer Group I (1)       100.00    41.86    59.86    104.29    159.10    172.02
 Peer Group II (2)      100.00    82.10    85.98     86.37    130.25    139.33
 NYSE Market Index      100.00    98.06   127.15    153.16    201.50    239.77


------------
(1) For 1997 and 1998, excludes Flagstar Companies, Inc. which is no longer publicly traded and Krystal Company which was acquired by Port Royal Holdings in 1997 which is not publicly traded.

(2) In December 1998 the Company acquired an apparel company and, therefore, has included a peer group of apparel companies as indicated above.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    David Gotterer, Vice Chairman and a Director of the Company and of Rally's, is a Senior Partner in the accounting firm of Mason & Company, LLP, which received $92,150 from the Company for rendering consulting, financial and accounting services to the Company during 1998.

                      AMENDMENT OF 1996 STOCK OPTION PLAN
                               [PROPOSAL NO. 2]

    On March 15, 1999 the Board of Directors, pursuant to the recommendation of the Compensation Committee and Option Committee and subject to the approval of the stockholders, approved an amendment to the 1996 Stock Option Plan to increase to 1,000,000 the number of shares of Common Stock subject to the 1996 Stock Option Plan. Presently, the 1996 Stock Option Plan covers 500,000 shares of Common Stock (215,000 of which are outstanding). The Board of Directors believes that the foregoing amendment to the 1996 Stock Option Plan will benefit the Company by helping to attract, motivate and retain qualified executive, administrative and professional employees. In December 1998, the Company acquired Periscope Sportswear, Inc., which was a private company with approximately 133 employees. In addition, the Company is seeking to effect similar acquisitions of private companies, which, among other things, would increase the number of Company employees. Management believes that the availability of options for grant to these new employees should facilitate effecting acquisitions and thereafter maintaining and attracting employees for the acquired entities.

    The affirmative vote of the holders of at least a majority of the shares of Common Stock voted at the Annual Meeting is required to approve the amendment to the 1996 Stock Option Plan.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                  THE AMENDMENT TO THE 1996 STOCK OPTION PLAN

                   Description of the 1996 Stock Option Plan

    The 1996 Stock Option Plan presently provides for the grant of options to purchase up to an aggregate of 500,000 shares of Common Stock and terminates on May 19, 2006. Options may be either incentive options or non-qualified options. The 1996 Stock Option Plan is administered by the Option Committee, whose members are appointed by the Board of Directors. All employees of the Company and its subsidiaries are eligible to receive options. As of the Record Date, there were approximately 140 employees eligible to participate in the 1996 Stock Option Plan. The exercise price in each instance is not less than 100% of the fair market value of the Common Stock on the date of grant, subject to any repricing at the option of the Option Committee, and is payable in cash, shares of common stock or such other consideration acceptable to the Board or the Committee. The vesting schedule and term of options granted under the 1996 Stock Option Plan is at the discretion of the Option Committee. Generally, options terminate six months (three months in the case of an incentive option) after termination of the optionee's employment for any reason other than the optionee's death or disability, in which case options will terminate 18 months after termination of the optionee's employment due to death or disability. Options are non-transferable by the holder other than by will or laws of descent and distribution.

    In the event any change is made in the Company's capitalization that results from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of any similar change affecting the Common Stock, appropriate adjustments, as determined by the Option Committee, will be made in the exercise price and in the number and class of shares subject to the options.

    In the event of sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, holders of outstanding options will have the right to receive, upon exercise of the options and payment of the exercise price, the same consideration which the stockholders of the Company received pursuant to such transaction.

    The Board of Directors may amend or terminate the 1996 Stock Option Plan from time to time in such respect as the Board may deem advisable; provided that any amendment requiring stockholder approval pursuant to Rule 16b-3 (as in effect from time to time) under the Securities Exchange Act of 1934, as amended, shall not be effective unless such approval is obtained.

    An optionee who is granted an incentive option generally would not recognize taxable income either upon the grant or the exercise of an incentive option, although the exercise may be subject to the alternative minimum tax. No deduction will ordinarily be available to the Company as a result of the grant or exercise of incentive options. Upon the sale or exchange of the shares underlying an incentive option more than two years after the date of grant and one year after the date of exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares of the date of exercise or (ii) the sale price of the shares. Any gain recognized on such premature disposition of shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain, depending on the holding period.

    An optionee granted non-qualified stock options will not recognize any taxable income upon the grant of the option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such options equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Any taxable income recognized in connection with an option exercised by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending upon the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

    The foregoing is only a summary of certain effects of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1996 Stock Option Plan, does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax laws of any local, state or foreign jurisdiction in which any optionee may reside.

                           RATIFICATION OF AUDITORS
                               [PROPOSAL NO. 3]

    Arthur Andersen LLP has been selected by the Board of Directors to serve as the independent auditors for the Company for the year ending December 31, 1999. The firm has served as the Company's accountants since 1996. A representative of Arthur Andersen LLP is expected to be available by telephone and will be given the opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT
             OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT
                           AUDITORS FOR FISCAL 1999.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the past fiscal year all filing requirements applicable to its executive officers, directors, and greater than ten-percent stockholders were complied with.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company for inclusion in its proxy statement and form of proxy by January 4, 2000. To assure that a stockholder's proposal is included in the proxy statement and form of proxy, it will be necessary for the stockholder to comply with the regulations of the SEC governing inclusion of such proposals in such documents. In addition, stockholders may directly nominate persons for director only by complying with the following procedure set forth in the Company's By-Laws; the stockholder must submit the names of such persons in writing to the Secretary of the Company not less than 70 days nor more than 90 days prior to the date of the preceding year's annual meeting. The nominations must be accompanied by all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, and the name, record address, and class and number of shares of the Company owned by the stockholder making the nomination. A stockholder may properly bring business before the Annual Meeting of Stockholders only by complying with the following procedure set forth in the Company's By-Laws; the stockholder must submit to the Secretary of the Company, not less than 70 days nor more than 90 days prior to the date of the preceding year's annual meeting, a written statement describing the business to be brought by him at the Annual Meeting, the name, record address, and class and number of shares of the Company owned by the stockholder making the submission, and a description of any material interest of the stockholder in such business.

    Any such proposal should be communicated in writing to the Secretary of the Company at 9000 Sunset Boulevard, 16th Floor, Los Angeles, California, 90069.

                               VOTING PROCEDURES

    At the Meeting, stockholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the Meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed and returned to the Company at or before the Meeting. If no instructions are specified in the proxy with respect to any proposal, the shares represented thereby will be voted for the nominees for the Board of Directors listed in this Proxy Statement, for approval of the amendment to the 1996 Stock Option Plan, and for the ratification of Arthur Andersen, LLP as independent auditors for the Company. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted in accordance with the best judgment of the persons voting such proxy.

    A proxy may be revoked at any time prior to it being voted at the Meeting by delivering to the Secretary of the Company a signed writing revoking the proxy or a duly executed proxy bearing a later date, or by appearing and voting in person at the Meeting. The mere presence at the Meeting of a person appointing a proxy does not revoke the appointment. Please note that it is important to date your proxy because the last dated proxy will revoke any earlier dated proxies and will be the one that is voted at the Meeting.

    A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum. The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of election appointed by the Company. The six nominees for director of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of the Company. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting is required to approve proposal two and proposal
three.   Abstentions will have no effect on the outcome of the vote for the election of directors, but will have the effect of being cast against proposal two and proposal three. Broker "non-votes" will have no effect on proposal two and proposal three.

                                OTHER BUSINESS

    The Board of Directors does not know of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. If any other business should properly come before the Meeting, the persons named in the proxy intend to vote thereon with their best judgment.

    The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998 (which contains a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998) accompanies this Proxy Statement.

THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO) WILL BE PROVIDED WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 22, 1999, THE RECORD DATE FOR THE MEETING, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. THE REQUEST SHOULD BE DIRECTED TO: WILLIAM H. PENNINGTON, SECRETARY, GIANT GROUP, LTD., 9000 SUNSET BOULEVARD, 16TH FLOOR, LOS ANGELES, CALIFORNIA 90069, TELEPHONE (310) 273-5678.

                              By Order of the Board of Directors


                              /s/ William H. Pennington

                              WILLIAM H. PENNINGTON, Secretary

April 5, 1999

                               P   R   O   X   Y


                               GIANT GROUP, LTD.

         This Proxy is Solicited on behalf of the Board of Directors
                 Annual Meeting of Stockholders - May 18, 1999

     The undersigned hereby appoints Burt Sugarman and David Gotterer, and each of them, proxies with power of substitution each, for and in the name of the undersigned to vote all shares of Common Stock of GIANT GROUP, LTD., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote at the Company's 1999 Annual Meeting of Stockholders (the "Meeting"), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting.

     The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement and Annual Report.



--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



--------------------------------------------------------------------------------

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.


                                    Please mark your votes         [X]
                                    as indicated in this example


                                    FOR     WITHHELD

1. Election of Directors Below.     [_]       [_]

Nominees: Terry Christensen, David Gotterer, David Malcolm, Jeffrey Rosenthal, Glenn Sands, Burt Sugarman

For, except vote withheld from the following nominees(s):

--------------------------------------------------------------------------------

2. Proposal to amend the Company's 1996 Employee Stock Option Plan.


                                    FOR    WITHHELD   ABSTAIN

                                    [_]       [_]       [_]


3. Ratification of the appointment of Arthur Andersen LLP as independent auditors.

                                    [_]       [_]       [_]


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE, FOR THE AMENDMENT OF THE OPTION PLAN, FOR RATIFICATION OF THE APPOINTMENT OF THE AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                                _______
                                      |
                                      |
                                      |






Signature______________________Signature______________________Date______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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                             FOLD AND DETACH HERE